Filed pursuant to Rule 424(b)(3)

File No. 333-216820

UNITED STATES AGRICULTURE INDEX FUND ®

Supplement 1 dated September 5, 2017

to

Prospectus dated April 28, 2017

This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of United States Agriculture Index Fund (“USAG”) dated April 28, 2017. Please read it and keep it with your Prospectus for future reference.

On March 22, 2017, the Securities and Exchange Commission adopted amendments to Rule 15c6-1(a) under the Securities Exchange Act of 1934 to shorten the standard settlement cycle for securities trades from trade date plus three business days (“T+3”) to trade date plus two business days (“T+2”). To facilitate this change, the NYSE Arca Equities Rules have been amended to provide that regular way settlement will occur on a T+2 basis for trades occurring on or after the SEC's implementation date of September 5, 2017. The timing for settling accepted orders for creation and redemption of baskets for USAG has been revised to comply with the new requirement. Therefore, orders accepted on or after September 5, 2017 will settle on T+2. Orders accepted before September 5, 2017 remain subject to the existing requirement and will settle on T+3. To reflect this change, the disclosure in the Prospectus has been revised as set forth below.

The section entitled “Delivery of Required Deposits,” which is listed in the “Creation and Redemption of Shares” section of the Prospectus and appears on pages 58 and 59, is amended by replacing the word “third” located in each of the first and second sentences of the first paragraph before the words “business day” with the word “second.”

The section entitled “Redemption Procedures,” which is listed in the “Creation and Redemption of Shares” section of the Prospectus and appears on page 59, is amended by replacing the word “third” located in the first sentence of the second paragraph and in the second sentence of the third paragraph before the words “business day” with the word “second.”

The section entitled “Delivery of Redemption Distribution,” which is listed in the “Creation and Redemption of Shares” section of the Prospectus and appears on page 60, is amended by replacing the word “third” located in each of two places in the first sentence and in the last sentence of the first paragraph before the words “business day” with the word “second.”